Exhibit 99.1—Press Release of Firearms Training Systems, Inc. dated 8/12/03

For Immediate Release Contact: John Morelli jmorelli@fatsinc.com Tel: (770) 622-3337

FIREARMS TRAINING SYSTEMS, INC.

REPORTS FY04 FIRST QUARTER REVENUE AND OPERATIONS

August 12, 2003, Suwanee (Atlanta), GA – Firearms Training Systems, Inc. (OTC: FATS) today reported first quarter results for fiscal year 2004 ended June 30, 2003.

Revenue for the first quarter was $15,618,000 versus $13,192,000 for the same period of the previous year. First quarter operations produced operating income of $726, 000 for the current fiscal year as compared to $293,000 for the same period in the prior year. Net income (loss) was a loss of ($890,000), or ($0.01) per diluted share, compared with net income of $159,000, or $0.00 per diluted share for the same period of fiscal 2003.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are pleased to report that revenues, gross profit and operating income continue to produce positive results. Revenues increased $2.4 million for the first quarter largely due to increased sales in Europe and the Middle East. We continue to reduce the percentage of revenue consumed by our operating expenses and, as a result, our operating income increased 148% over the first quarter of 2003. However, for the quarter ended June 30, 2003, a combination of elements adversely affected our interest expense, producing our first net loss quarter since the quarter ended September 30, 2001. Our interest expense for the quarter was severely impacted by the complete amortization, as of March 31, 2003, of certain amounts produced by our debt restructuring in August 2000, which previously reduced our total interest expense and accrual of mandatorily redeemable preferred stock dividends. During the first quarter of 2004 we also began recognizing interest expense and amortization of loan fees at the increased rates required by the Fifth Amendment to the Company’s credit agreement, which extended the maturity date of the Company’s debt and mandatorily redeemable preferred stock to October 15, 2004. Additionally, during the first quarter of 2004, we adopted the provisions of a new accounting standard that will require all companies to include dividends on mandatorily redeemable preferred stock as a component of interest expense rather than the previously appropriate equity adjustment that reduced net income to arrive at net income attributable to common shareholders. We expect these items to continue to adversely impact our earnings until the Company successfully completes a satisfactory refinancing or renegotiation of its credit agreements or negotiates a transaction that will allow repayment of the debt. We can currently provide no assurance that a resolution of the problems associated with the Company’s capital structure will be reached on terms that will be satisfactory to the Company, if at all; however, we want to assure our investors that such a satisfactory resolution is a major priority of management.”

FATS® is an ISO 9000 certified company and is the leading worldwide producer of interactive simulation systems, incorporating exceptional advanced technology, designed to provide a comprehensive range of military and law enforcement training capability including the handling and employment of small and supporting arms, judgmental, tactical, and combined arms.

Certain of the foregoing information are forward-looking statements regarding future events or the future financial performance of the Company, and are subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: the Company’s ability to successfully complete a refinancing, renegotiation or other transaction that will allow it to repay its debt; general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30
	2003	2002
Revenue	$15,618	$13,192
Cost of revenue	11,347	9,357

Gross margin	4,271	3,835

Operating expenses
Selling, general and administrative	2,897	2,441
Research and development	523	836
Depreciation and amortization	125	265

Total operating expenses	3,545	3,542

Operating income	726	293

Other income (expense), net
Interest expense, net
Debt, net	(1,070)	(16)
Dividends on mandatorily redeemable preferred stock	(691)	—
Foreign currency exchange	48	80
Other, net	(6)	(7)

Total other income (expense)	(1,719)	57

Income (loss) before provision for income taxes	(993)	350
Provision for income taxes	(103)	119

Net income (loss) before preferred stock adjustments	(890)	231
Preferred stock adjustments	—	(72)

Net income (loss) attributable to common shareholders	$(890)	$159

Earnings per share
Basic income (loss) per share	$(0.01)	$0.00

Diluted income (loss) per share	$(0.01)	$0.00

Weighted average common shares outstanding—basic	70,153	70,153
Weighted average common shares outstanding—diluted	70,153	71,182

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(unaudited) June 30,	March 31,
	2003	2003
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$3,940	$3,457
Restricted cash	3,046	1,439
Accounts receivable, net of allowance of $350 and $362 in June and March 2003, respectively	11,867	18,469
Income taxes receivable	364	823
Costs and estimated earnings in excess of billings on uncompleted contracts	6,114	4,697
Unbilled receivables	58	103
Inventories, net	9,923	10,059
Prepaid expenses and other current assets	1,430	1,643

Total current assets	36,742	40,690
Property and equipment, net	2,101	2,018
Other noncurrent assets	448	98

Total assets	$39,291	$42,806

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Long-term debt due within one year	$1,550	$457
Accounts payable	3,115	5,248
Accrued liabilities	4,645	4,826
Accrued interest	883	861
Income taxes payable	19	176
Billings in excess of costs and estimated earnings on uncompleted contracts	1,334	1,277
Deferred revenue	849	1,854
Warranty and contract cost provision reserve—current	1,805	2,015

Total current liabilities	14,200	16,714
Long-term debt	38,854	39,858
Warranty and contract cost provision reserve—noncurrent	537	615
Other noncurrent liabilities	523	496
Manditorily redeemable preferred stock	28,308	27,617

Total liabilities	82,422	85,300

Commitments and contingencies
Stockholders’ deficit
Class A common stock, $0.000006 par value; 100,000 shares authorized, 70,153 shares issued and outstanding	—	—
Additional paid-in capital	123,215	123,215
Stock warrants	613	613
Accumulated deficit	(167,109)	(166,219)
Accumulated other comprehensive loss	150	(103)

Total stockholders’ deficit	(43,131)	(42,494)

Total liabilities and stockholders’ deficit	$39,291	$42,806

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